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                                                                      Exhibit 99

      TEAM AMERICA CORPORATION'S BOARD OF DIRECTORS APPROVES BUY-OUT OFFER


WORTHINGTON, Ohio, Oct. 1 -- TEAM America Corporation (Nasdaq) announced today that the Board of Directors, upon recommendation by the Special Committee, has approved an offer to purchase all of its outstanding shares of common stock at a price of $7.75 per share in cash from Global Employment Solutions, Inc., an entity controlled by KRG Capital Partners LLC, a private equity investment firm located in Denver, Colorado, in combination with Fasturn, Inc., a Nevada corporation controlled by S. Cash Nickerson. The terms and conditions of the buy-out offer are subject to the negotiation of a definitive purchase agreement.

Kevin T. Costello, President and Chief Executive Officer of TEAM America, stated that "the Board of Directors has thoroughly reviewed this offer and determined it to be in the best interest of our shareholders in light of current PEO industry performance. We are very excited about the opportunities that this arrangement will bring to the employees and clients of the companies." The parties expect a definitive agreement will be executed by mid-November.

TEAM America Corporation is a professional employer organization ("PEO"). Through its "Partnering in Employment" arrangement with its clients, TEAM America provides outsourcing to small and medium sized businesses in the areas of human resource administration, regulatory compliance management, employee benefits administration, risk management services and employer liability protection, payroll and payroll tax administration and placement services. As a result, TEAM America relieves clients from these administrative responsibilities and liabilities so they can focus on their core business strategies.

TEAM America has offices in Columbus, Cleveland, Dayton, Dover and Cincinnati, Ohio; Orlando, Florida; San Francisco, Silicon Valley and San Diego, California; Troy, Michigan; Twin Falls, Idaho; Salt Lake City, Utah; Stevensville, Montana; Redmond, Oregon; Corinth, Mississippi and Selmer, Tennessee.

TEAM America's corporate offices are located at 110 E. Wilson Bridge Road, Worthington, OH 43085. Phone: 614-848-3995; FAX: 614-848-7639; Toll Free:
800-962-2758. World Wide Web Address: www.teamamerica.com ; E-Mail: info@teamamerica.com